                                                                       Exhibit 1

                                    FORM OF
                       PRINCIPAL UNDERWRITING AGREEMENT

     PRINCIPAL UNDERWRITING AGREEMENT (the "Agreement") made this ____ day of _________, 1995, by and among The Travelers Insurance Company, a Connecticut stock insurance company (hereinafter the "Company"), Travelers Equities Sales, Inc., a Connecticut general business corporation (hereinafter "TESI"), and The Travelers Separate Account MGA (hereinafter "Separate Account MGA"), a separate account of the Company established on March 31, 1986 by its Chairman of the Board in accordance with a resolution adopted by the Company's Board of Directors and pursuant to Section 38a-433 of the Connecticut General Statutes.

     1. The Company hereby agrees to provide all administrative services relative to modified guaranteed annuity contracts and revisions thereof (hereinafter "Contracts") sold by the Company, the net proceeds of which or reserves for which are maintained in Separate Account MGA.

     2. TESI hereby agrees to perform all sales functions relative to the Contracts. The Company agrees to reimburse TESI for commissions paid, other sales expenses and properly allocable overhead expenses incurred in performance thereof.

     3. For providing the administrative services referred to in paragraph 1 above and for reimbursing TESI for the sales functions referred to in paragraph 2 above, the Company will receive the deductions for sales and administrative expenses which are stated in the Contracts.

     4. The Company will furnish at its own expense and without cost to Separate Account MGA the administrative expenses of Separate Account MGA, including but not limited to:

     (a) office space in the offices of the Company or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

     (b) necessary personnel for managing the affairs of Separate Account MGA, including clerical, bookkeeping, accounting and other office personnel;

     (c) all information and services, including legal services, required in connection with registering and qualifying Separate Account MGA or the Contracts with federal and state regulatory authorities, preparation of registration statements and prospectuses, including amendments and revisions thereto, and any other reports required to be furnished to Contract Owners, including the costs of printing and mailing such items;

     (d) the costs of preparing, printing, and mailing all sales literature;

     (e) all registration, filing and other fees in connection with compliance requirements of federal and state regulatory authorities;

                                                                       Exhibit 1

     (f) the charges and expenses of independent accountants retained by Separate Account MGA, if applicable.

     5. The services of the Company and TESI to Separate Account MGA hereunder are not to be deemed exclusive and the Company or TESI shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

     6. This Agreement will be effective on the date executed, and will remain effective until terminated by any party upon sixty (60) days notice; provided, however, that this Agreement will terminate automatically in the event of its assignment by any of the parties hereto.

     7. Notwithstanding termination of this Agreement, the Company shall continue to provide administrative services and mortality and expense guarantees provided for herein with respect to Contracts in effect on the date of termination, and the Company shall continue to receive the compensation provided under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunto duly authorized and, in the case of the Company and TESI, seals to be affixed as of the day and year first above written.


                           THE TRAVELERS INSURANCE COMPANY

(Seal)
                           By:___________________________________________
                           Title:________________________________________
ATTEST:

__________________________
Assistant Secretary

                           THE TRAVELERS SEPARATE ACCOUNT MGA

                           By:___________________________________________
                           Title:________________________________________
WITNESS:

__________________________

                           TRAVELERS EQUITIES SALES, INC.

                           By: ___________________________________________
                           Title: ________________________________________
ATTEST:  (SEAL)

__________________________
Corporate Secretary